EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the sale of shares on the Nasdaq National Market System.

Date	Type	Price	Shares
6/1/2009	Sale	$4.77	8000
6/1/2009	Sale	4.78	2487
6/1/2009	Sale	4.7801	19300
6/1/2009	Sale	4.7957	1248
6/2/2009	Sale	4.78	25300
6/2/2009	Sale	4.79	62875
6/3/2009	Sale	4.76	77500
6/3/2009	Sale	4.7642	9300
6/3/2009	Sale	4.77	3848
6/4/2009	Sale	4.77	9600
6/4/2009	Sale	4.775	1000
6/4/2009	Sale	4.7775	100
6/4/2009	Sale	4.78	29727
6/5/2009	Sale	4.76	3638
6/5/2009	Sale	4.77	32962
6/5/2009	Sale	4.78	6800
6/5/2009	Sale	4.785	100
6/8/2009	Sale	4.78	69899
6/8/2009	Sale	4.79	3553
6/9/2009	Sale	4.79	51339